EXHIBIT 99.1

Contact: Gavin de Windt Investor Relations Manager Phone: 703 506-9460 Email address: gdewindt@cel-sci.com

CEL-SCI Announces Proposed Public Offering of Common Stock and Warrants

VIENNA, VA, December 1, 2016 - CEL-SCI Corporation (NYSE MKT: CVM) ket and other conditions shares of its common stock and warrants to purchase common stock. The securities are to be sold by CEL-SCI subject to market and other conditions in a public offering.

CEL-SCI currently intends to use the net proceeds from the offering to fund the continued development of Multikine*, LEAPS and for other general corporate purposes.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as exclusive placement agent in connection with the offering.

A "shelf" registration statement relating to the shares of common stock and warrants to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and was declared effective by the SEC on October 30, 2015. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.
A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., via email at placements@hcwco.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational immunotherapy, Multikine (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck. Subject to the partial clinical hold, the study was designed with the objective that, if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication (treatment of cervical dysplasia in HIV/HPV co-infected women) has been completed at the University of Maryland. The latter indication (treatment of peri-anal warts in HIV/HPV co-infected men and women) is being studied in a Phase 1 trial at the University of California, San Francisco.

CEL-SCI has patents on Multikine from the US, Europe, China, and Japan. CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology for the potential treatment of pandemic influenza in hospitalized patients and as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risk that the offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2015. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress and that is currently subject to a clinical hold on enrollment of additional new patients.